Exhibit 99.1

News Release Three Radnor Corporate Center, Suite 301 100 Matsonford Road Radnor, PA 19087

FOR IMMEDIATE RELEASE

PVR PARTNERS, L.P. ANNOUNCES APPOINTMENT

OF MIDSTREAM CHIEF OPERATING OFFICER

RADNOR, PA – January 29, 2013 … PVR Partners, L.P. (NYSE: PVR) today announced that Mark D. Casaday has been appointed as Executive Vice President and Chief Operating Officer – Midstream. In his expanded role at PVR, Mr. Casaday will be responsible for management of PVR’s Midcontinent midstream business in addition to his current responsibilities for management of the Eastern midstream business.

Bill Shea, President and Chief Executive Officer of PVR’s general partner, said; “Mark has done an excellent job in the development and operation of PVR’s midstream business in the Marcellus Shale. During the last three years, Mark has been responsible for the investment of approximately $1.5 billion that has turned a promising idea of gathering and transporting product for Marcellus producers into a very successful business currently handling more than one billion cubic feet per day of natural gas, and delivering more than 10 million gallons of water per month to our customers.

“We are very pleased to have Mark assume responsibility for PVR’s entire midstream business. I am confident that Mark’s extensive industry experience, combined with his record of successfully developing new business opportunities, will enable PVR to continue to grow our midstream business,” said Mr. Shea.

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PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that PVR expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside PVR’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, our ability realize the anticipated benefits from the acquisition of Chief Gathering, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and

Announces Appointment of Midstream COO	Page 2

Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne
Director – Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com